                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (s)240.14a-11(c) or (s)240.14a-12

                             American Biltrite Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             American Biltrite Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) AND 0-11.

(1) Title of each class of securities to which transaction applies:
    ----------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
    ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ----------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
    ----------------------------------------------------------------------------

(5) Total fee paid:
    ----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
    ----------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
    ----------------------------------------------------------------------------

(3) Filing Party:
    ----------------------------------------------------------------------------

(4) Date Filed:
    ----------------------------------------------------------------------------

                            AMERICAN BILTRITE INC.

                                57 River Street
                     Wellesley Hills, Massachusetts 02481

                               -----------------

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 8, 2002

                               -----------------

To the Stockholders of
American Biltrite Inc.:

   Notice is hereby given that the Annual Meeting of the Stockholders of American Biltrite Inc. will be held at the FleetBoston Financial Corporation, America Room, 2/nd Floor, 100 Federal Street, Boston, Massachusetts, on Wednesday, May 8, 2002 at 9:00 A.M. local time, for the following purposes: /

    1. To elect four directors who will hold office until the Annual Meeting of Stockholders in 2005 and until their successors are duly elected and qualified.

    2. To transact any other business that may properly come before the meeting or any adjournment thereof.

   The close of business on March 25, 2002 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

   A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is enclosed with this proxy statement.

   It is desirable that the stock of the Company should be represented as fully as possible at the Annual Meeting. Please sign, date and return the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you should attend the Annual Meeting, you may vote in person, if you wish, whether or not you have sent in your proxy, and your vote at the meeting will revoke any prior proxy you may have submitted.

                                          By Order of The Board of Directors

                                          Henry W. Winkleman
                                          Secretary

Wellesley Hills, Massachusetts
April 5, 2002

                                PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors (the "Board") of American Biltrite Inc. (the "Company"), of proxies to be used in voting at the Annual Meeting of Stockholders (the "Meeting") to be held on May 8, 2002 at the FleetBoston Financial Corporation, America Room, 2/nd/ floor, 100 Federal Street, Boston, Massachusetts at 9:00 A.M. local time, and at any adjournments thereof. The principal executive offices of the Company are located at 57 River Street, Wellesley Hills, Massachusetts 02481. The cost of preparing and mailing the notice, proxy statement and proxy card will be paid by the Company. It is expected that the solicitation of proxies will be by the Company by mail only, but may also be made by overnight delivery service, facsimile, personal interview, telephone or telegraph by directors, officers or employees of the Company. The Company will request banks and brokers holding stock in their names or custody, or in the names of nominees for others, to forward copies of the proxy material to those persons for whom they hold such stock and, upon request, will reimburse such banks and brokers for their out-of-pocket expenses incurred in connection therewith. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 5, 2002.

   Proxies in the accompanying form, properly executed, duly returned to the Company and not revoked, will be voted at the Meeting (including adjournments) in accordance with your instructions.

   Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by filing a later dated proxy, by notice of revocation filed in writing with the Secretary of the Company or by voting the shares subject to such proxy in person at the meeting. Attendance at the Meeting in person will not be deemed to revoke the proxy unless the stockholder affirmatively indicates at the Meeting an intention to vote the shares in person.

   On March 25, 2002, there were issued and outstanding 3,441,585 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof, and those entitled to vote will have one vote for each share held.

   A quorum for the consideration of any question at the Meeting will consist of a majority in interest of all stock issued and outstanding and entitled to vote upon that question. A plurality of the shares represented and voting at the Meeting at which a quorum is present is required to elect directors. On all other matters, a majority of the shares represented and voting at the meeting is required to decide the question. Shares represented by proxies marked "WITHHELD" with regard to the election of directors will be counted for purposes of determining whether there is a quorum at the Meeting, but will not be voted in the election of directors, and, therefore, will have no effect on the determination of the outcome of the votes on these matters.

   A "broker non-vote" occurs with respect to shares as to a proposal when a broker who holds shares of record in its name is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. A broker holding your shares in its name will be permitted to vote such shares with respect to the proposal to elect four directors to be voted on at the Meeting without instruction from you, and, accordingly, broker non-votes will not occur with respect to this proposal.

                             ELECTION OF DIRECTORS

   The Board is divided into three classes, the terms of which expire at successive Annual Meetings of Stockholders. Stockholders are being asked to elect four Class III directors at the Meeting. The accompanying proxy will be voted for the election of the nominees named in Class III below unless otherwise instructed. The term of those Class III directors elected at the Meeting will expire at the Annual Meeting of Stockholders held in 2005 upon the election and qualification of their successors. Should any person named below be unable or unwilling to serve as a director, persons named as proxies intend to vote for such other person as management may recommend. Each nominee is currently a director of the Company.

   The following table sets forth the name, age and principal occupation of each of the nominees for election as director and each current director in the classes continuing in office, together with a statement as to the period during which he or she has served as a director of the Company.

                                           Business Experience and                 Expiration of
       Name (Age)                             Other Directories                    Present Terms
       ----------                          -----------------------                 -------------
Nominees
--------
CLASS III
Mark N. Kaplan, Esq. (72). Of Counsel, Skadden, Arps, Slate, Meagher & Flom LLP,       2002
                           attorneys. Director of the Company since 1982. Director
                           of: Grey Advertising Inc.; DRS Technologies Inc.;
                           Autobytel Inc.; REFAC Technology Development
                           Corporation; Volt Information Sciences, Inc.; and
                           Congoleum Corporation.
Natalie S. Marcus (85).... Investor. Director of the Company since 1992.               2002
William M. Marcus (64).... Executive Vice President and Treasurer of the Company.      2002
                           Director of the Company since 1966. Director of
                           Congoleum Corporation.
Kenneth I. Watchmaker (59) Executive Vice President and Chief Financial Officer of     2002
                           Reebok International Ltd., a worldwide designer,
                           marketer and distributor of sports, fitness and casual
                           footwear, apparel and equipment. Director of the
                           Company since 1995.
Incumbent Directors
-------------------
CLASS I
Gilbert K. Gailius (70)... Former Vice President-Finance and Chief Financial           2003
                           Officer of the Company. Director of the Company since
                           1983.
Richard G. Marcus (54).... President and Chief Operating Officer of the Company.       2003
                           Director of the Company since 1982. Vice Chairman of
                           the Board of Directors of Congoleum Corporation.

                                       Business Experience and               Expiration of
      Name (Age)                          Other Directories                  Present Terms
      ----------                       -----------------------               -------------
Incumbent Directors
-------------------
Frederick H. Joseph (65) Managing Director, Morgan Lewis Githens & Ahn           2003
                         since 2001. Managing Director, ING Barings LLC,
                         Investment Bankers from 1998 to 2001. From 1994
                         to 1998 was Chairman of Clovebrook Capital Corp.
                         Director of the Company since 1997.
CLASS II
John C. Garrels III (62) Former Director, Global Banking, The First National     2004
                         Bank of Boston, a national banking association.
                         Director of the Company since 1977.
James S. Marcus (72).... Former Limited Partner, Goldman, Sachs & Co.,           2004
                         investment bankers. Director of the Company since
                         1971. Director of Insight Communications
                         Company, Inc.
Roger S. Marcus (56).... Chairman of the Board and Chief Executive Officer       2004
                         of the Company. Director of the Company since
                         1981. Chairman of the Board of Directors and Chief
                         Executive Officer of Congoleum Corporation.

Note: Natalie S. Marcus is the mother of Roger S. Marcus and Richard G. Marcus and the aunt of William M. Marcus. James S. Marcus is not related to Natalie, Roger, Richard or William Marcus.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF EACH OF THE NOMINEES FOR CLASS III DIRECTOR.

                              EXECUTIVE OFFICERS

   The following table sets forth certain information relating to the executive officers of the Company.

                                                                                            Executive
                                                                                             Officer
Executive Officer (Age)  Position                                                             Since
-----------------------  --------                                                           ---------
Roger S. Marcus (56).... Chief Executive Officer                                              1981
Richard G. Marcus (54).. President and Chief Operating Officer                                1982
William M. Marcus (64).. Executive Vice President and Treasurer                               1966
Howard N. Feist III (45) Vice President-Finance and Chief Financial Officer of the Company,   2000
                         Chief Financial Officer and Secretary of Congoleum Corporation
                         since 1988.
J. Dennis Burns (62).... Vice President and General Manager, Tape Products Division           1985
Jean Richard (57)....... Vice President and General Manager American Biltrite (Canada)        2000
                         Ltd., President and Chief Operating Officer of Group Bocenor, Inc.
                         from 1994 to 1999.
Edward J. Lapointe (59). Controller                                                           1983
Henry W. Winkleman (57). Vice President, Corporate Counsel, and Secretary                     1989

                   CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

   The following table, together with the accompanying text and footnotes, sets forth, as of March 25, 2002, (a) the holdings of the Common Stock of each director of the Company and of each person nominated to become a director of the Company, (b) the holdings of the Common Stock of each person named in the Summary Compensation Table and of all officers and directors as a group and (c) the names, addresses and holdings of the Company's Common Stock of each person who owns 5% or more of its Common Stock.

                      Name and Address                        Amount and Nature of    Percent of
                   of Beneficial Owner(1)                    Beneficial Ownership(2) Common Stock
                   ----------------------                    ----------------------- ------------
Directors and Executive Officers
Natalie S. Marcus...........................................          981,310(3)(4)      28.5%
 c/o American Biltrite Inc.
 57 River Street
 Wellesley Hills, MA 02481
Richard G. Marcus...........................................          577,197(3)(5)      16.2
 c/o American Biltrite Inc.
 57 River Street
 Wellesley Hills, MA 02481
Roger S. Marcus.............................................          574,596(3)(6)      16.1
 c/o American Biltrite Inc.
 57 River Street
 Wellesley Hills, MA 02481
William M. Marcus...........................................          403,334(3)(7)      11.4
 c/o American Biltrite Inc.
 57 River Street
 Wellesley Hills, MA 02481
Gilbert K. Gailius..........................................           12,000              --
J. Dennis Burns.............................................           19,000(8)           --
Mark N. Kaplan..............................................            4,000(9)           --
John C. Garrels III.........................................            2,800(10)          --
Howard N. Feist III.........................................            4,000(11)          --
Kenneth I. Watchmaker.......................................            2,000(10)          --
James S. Marcus.............................................            2,200(10)          --
Frederick H. Joseph.........................................            2,000(12)          --
All directors and executive officers as a group (15 persons)        2,321,437(13)        60.5
5% Beneficial Owners
Dimensional Fund Advisors, Inc..............................          290,550(14)         8.4
 1299 Ocean Avenue, Suite 650
 Santa Monica, CA 90491
Wilen Management Company, Inc...............................          245,802(15)         7.1
 2360 West Joppe Road, Suite 226
 Lutherville, MD 21093

--------
(1) Addresses are given only for beneficial owners of more than 5% of the Common Stock.
(2) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power.

(3) As of the date shown, these shares were among the 2,257,837 shares, or 59.7%, of the outstanding Common Stock beneficially owned by the following persons, who have identified themselves as persons who have taken, and reasonably anticipate continuing to take, actions which direct or may cause the direction of the management and policies of the Company and the voting of their shares of Common Stock in a manner consistent each with the other, and who therefore may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); Natalie S. Marcus, Richard G. Marcus, Roger S. Marcus, William M. Marcus and Cynthia S. Marcus (c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02481). The Company owns 4,395,605 shares of the Class B Common Stock of Congoleum Corporation ("Congoleum") and 151,100 shares of the Class A Common Stock of Congoleum. These shares on a combined basis represent 69.5% of the voting power of the outstanding Capital Stock of Congoleum. Each of the named individuals may be deemed a beneficial owner of these shares.

(4) Natalie S. Marcus has sole voting and investment power over 831,310 shares. Mrs. Marcus is also a co-trustee with Richard G. Marcus and Roger S. Marcus over 144,000 shares and trustee of a charitable trust, which holds 4,000 shares. Mrs. Marcus also has the right to acquire 2,000 shares, which are issuable upon exercise of options currently exercisable within 60 days of the date of this proxy statement.

(5) Richard G. Marcus has sole voting and investment power over 311,197 shares. Mr. Marcus is also a co-trustee with Natalie S. Marcus and Roger S. Marcus over 144,000 shares. Mr. Marcus also has the right to acquire 122,000 shares, which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Richard G. Marcus's wife, Beth A. Marcus, owns 4,310 shares, of which shares Mr. Marcus disclaims beneficial ownership.

(6) Roger S. Marcus has sole voting and investment power over 308,596 shares. Mr. Marcus is also a co-trustee with Natalie S. Marcus and Richard G. Marcus over 144,000 shares. Mr. Marcus also has the right to acquire 122,000 shares, which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Roger S. Marcus's daughter, Elissa G. Marcus, owns 7,210 shares, of which shares Mr. Marcus disclaims beneficial ownership.

(7) William M. Marcus has sole voting and investment power over 305,734 shares. Mr. Marcus also has the right to acquire 97,600 shares, which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. William M. Marcus's wife, Cynthia S. Marcus, owns 9,400 shares, of which shares Mr. Marcus disclaims beneficial ownership.

(8) J. Dennis Burns has sole voting and investment power over 3,000 shares. Mr. Burns has the right to acquire 16,000 shares, which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Mr. Burns's wife, Kristin J. Burns, owns 100 shares of Class A Common Stock of Congoleum, which shares represent less than 1% of the voting power of the outstanding Capital Stock of Congoleum, and of which shares Mr. Burns disclaims beneficial ownership.

(9) Mark N. Kaplan has the right to acquire 2,000 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Mr. Kaplan also owns 16,000 shares of Class A Common Stock of Congoleum, which shares represent less than 1% of the voting power of the outstanding Capital Stock of Congoleum.

(10) Messrs. John C. Garrels III, James S. Marcus and Kenneth I. Watchmaker each have the right to acquire 2,000 shares, which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

(11) Howard N. Feist III has the right to acquire 4,000 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Mr. Feist also owns 1,000 shares, and is trustee for a custodial account which holds 1,177 shares, of Class A Common Stock of Congoleum, which shares represent less than 1% of the voting power of the outstanding Capital Stock of Congoleum.

(12) Frederick H. Joseph has the right to acquire 2,000 shares which are issuable upon exercise of options exercisable within 60 days of this proxy statement. Mr. Joseph also owns 8,000 shares of Class A Common Stock of Congoleum, which shares represent less than 1% of the voting power of the outstanding Capital Stock of Congoleum.

(13) All directors and executive officers as a group may be considered beneficial owners of 177,877 shares of Class A Common Stock of Congoleum and 4,395,605 shares of Class B Common Stock of Congoleum, which combined represent 69.7% of the voting power of the outstanding Capital Stock of Congoleum.

(14) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2002.

(15) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock and other equity securities of the Company to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. The Company believes that during the year ended December 31, 2001, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements except that Natalie S. Marcus had a late filing of Form 4 in which she reported a gift of stock.

                     DIRECTOR COMPENSATION AND COMMITTEES

   During 2001, the Board held four meetings. Each director who was not an officer and employee of the Company received a director's fee of $15,000 per year and $2,000 for each Board meeting attended and each Audit Committee meeting attended during 2001. All of the directors attended all of the Board meetings and all committee members attended all committee meetings in 2001.

   Directors may elect to defer the receipt of all or a part of their fees. Amounts so deferred earn interest, compounded quarterly, at a rate equal to the base rate quoted by the FleetBoston Financial at the end of each quarter.

   There are four standing committees of the Board. The Company's Executive Committee consists of five members. The functions of the committee are to advise and aid the officers of the Company in all matters concerning its interests and the management of its business and, when the Board is not in session, to exercise all the powers of the Board with reference to the conduct of the business of the Company which may be lawfully delegated by the Board. During 2001, the Executive Committee met once. The members of the Executive Committee are Messrs. William M. Marcus, Chairman, Roger S. Marcus, Richard G. Marcus, Mark N. Kaplan and John C. Garrels III.

   The Company's Compensation Committee consists of three members. The committee met once during 2001. The members of the Compensation Committee are Messrs. Mark N. Kaplan, Chairman, John C. Garrells III and Kenneth I. Watchmaker. The Company does not have a nominating committee of the Board.

   The Company's Stock Award Committee consists of three members. The function of the committee is to grant stock options and other employee incentives to executive officers of the Company (including without limitation the Company's Chief Executive Officer and the Company's four other most highly compensated officers). The members of the Stock Award Committee are John C. Garrels III, Chairman, James S. Marcus and Kenneth I. Watchmaker. The committee did not meet during 2001.

   The Company has an Audit Committee composed of independent directors for which information regarding the functions performed by the Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the Audit Committee Report included in this annual proxy statement. The Audit Committee is governed by a written charter adopted by the Board.

                            AUDIT COMMITTEE REPORT

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

   The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets quarterly with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2001.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors.

                                          AUDIT COMMITTEE

                                          Kenneth I. Watchmaker, Chairman
                                          John C. Garrels III
                                          James S. Marcus

                         COMPENSATION COMMITTEE REPORT

Overall Policy

   The Company's executive compensation program is designed to reflect both corporate performance and individual responsibilities and performance. The Compensation Committee administers the Company's overall compensation strategy in an attempt to relate executive compensation appropriately to the Company's overall growth and success and to the executive's duties, demonstrated abilities and, where appropriate, the performance of the operating division or subsidiary for which the executive is responsible. The objectives of this strategy are to attract and retain the best possible executives, to motivate these executives to achieve the Company's business goals and to provide a compensation package that recognizes individual contributions as well as overall business results.

   Each year, the Compensation Committee conducts a review of the Company's executive compensation. This review includes consideration of: the relationship between an executive's current compensation and his current duties and responsibilities; the compensation of executive officers with similar duties and responsibilities; and inflationary trends. The annual compensation review permits an ongoing evaluation of the relationships among the size and scope of the Company's operations, the Company's performance and its executive compensation. The Compensation Committee also considers the legal and tax effects (including without limitation the effects of Section 162(m) of the Internal Revenue Code of 1986, as amended), of the Company's executive compensation program in order to provide the most favorable legal and tax consequences for the Company.

   The Compensation Committee determines the compensation of the individuals whose compensation is detailed in this proxy statement (including in the Summary Compensation Table) and sets policies for and reviews the compensation awarded to the Company's most highly compensated corporate executives. This process is designed to provide consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is described in this proxy statement (other than Roger S. Marcus, the Company's Chief Executive Officer), the Compensation Committee takes into account the views of Roger S. Marcus.

   The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. In 1996, the Compensation Committee established certain additional elements to the Company's executive compensation program, including principally splitdollar insurance arrangements. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Roger S. Marcus, are discussed below. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company (including its subsidiaries) to the individual, including pension benefits, insurance and other benefits, as well as the specific elements of the program described below.

Base Salaries

   Base salaries for executive officers are determined by considering historical salaries paid by the Company to officers having certain duties and responsibilities and then evaluating the current responsibilities of the position, the scope of the operations under management and the experience of the individual. Annual salary adjustments are determined by evaluating on an individual basis (i) new responsibilities of the executive's position,
(ii) changes in the scope of the operations managed, (iii) the performance both of such operations and of the executive in the position and (iv) annual increases in the cost of living.

   With respect to the base salary of Roger S. Marcus in 2001, the Compensation Committee took into account the Company's performance (and the performance of Congoleum Corporation, a subsidiary of the Company), the asset values created for the Company by Congoleum Corporation under Mr. Marcus's leadership and the assessment by the Compensation Committee of Mr. Marcus's individual performance as Chief Executive Officer of both the Company and Congoleum Corporation. The Compensation Committee also took into account the length of Mr. Marcus's service to the Company and his increasing responsibilities in the course of such service. Mr. Marcus's base salary of $540,000 for 2001 represents an increase of 4.3% over his $517,500 base salary for 2000. The Compensation Committee did not increase Mr. Marcus's base salary for 2002.

Annual Bonus

   The Company's executive officers are eligible for an annual cash bonus. Annual bonuses are determined on the basis of individual and corporate performance. The most significant corporate performance measure for bonus payments is earnings of the Company as a whole and then the relevant divisions or subsidiaries, where appropriate. The Compensation Committee has adopted a policy of paying bonuses to each of Roger S. Marcus and Richard G. Marcus of approximately 3-4% of the Company's after-tax earnings, taking into account significant exceptional or nonoperational occurrences and the actual level of profitability for the relevant year. In determining annual bonuses, the Committee also considers the views of Roger S. Marcus as Chief Executive Officer and discusses with him the appropriate bonuses for all executives, including himself.

   For 2001, a substantial portion of Mr. Marcus's bonus represents payment of the remainder of an amount received by the Company in 1995 in recognition of Mr. Marcus's extraordinary efforts in accomplishing the public offering and recapitalization of Congoleum Corporation. The Committee had not awarded this balance to Mr. Marcus previously due to tax considerations, and the Company has had the benefit of the cash in the interim. Roger S. Marcus was awarded an aggregate bonus of $425,000 for 2001 (which amount included the amount referred to in the previous two sentences). For 2000, he was awarded a bonus of $450,000. A portion of Mr. Marcus's 2001 bonus was based on earnings for the Company as a whole in accordance with the Compensation Committee policy set forth above. Consideration was also given to his performance as Chief Executive Officer of the Company and as Chief Executive Officer of Congoleum Corporation, taking into account certain payments by Congoleum Corporation to the Company relating to, among other things, Mr. Marcus's service as Chief Executive Officer of Congoleum Corporation. In awarding Mr. Marcus's aggregate bonus, the Compensation Committee also considered the performance of the Common Stock and Mr. Marcus's role in promoting the long-term strategic growth of the Company.

Stock Options

   Under the Company's 1993 Stock Award and Incentive Plan as amended, stock options are granted to the Company's executive officers. Stock options are granted to the Company's executive officers by the Compensation Committee or the Stock Award Committee, as appropriate. Currently, these Committees set guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonus. Stock options are designed to align the interests of executives with those of the stockholders.

   Under the 1993 Stock Award and Incentive Plan, stock options are typically granted with an exercise price equal to the market price of the Common Stock on the date of grant and vest over time. This approach is designed to encourage the creation of stockholder value over the long term since the full benefit of options granted under the plan cannot be realized unless stock price appreciation occurs over time.

   In December 2001, the Compensation Committee of Congoleum Corporation approved an offer to exchange outstanding options for new options. Pursuant to the offer to exchange, eligible option holders of Congoleum, including Roger S. Marcus, were allowed to exchange all options granted to them by Congoleum under its 1995 Stock Option Plan or Congoleum's 1999 Stock Option Plan For Non-Employee Directors for new options to be granted under those same plans not earlier than six months and one day after the date Congoleum canceled the options tendered to and accepted by it. The offer to exchange expired at 12:00 Midnight, Eastern time, on January 3, 2002. Pursuant to the offer to exchange, Congoleum accepted for cancellation options to purchase 678,000 shares of its Class A Common Stock, including options to purchase 200,000 shares held by Mr. Marcus. Congoleum anticipates that it will issue the new options on or about July 5, 2002. The new options will be exercisable for the same number of shares of Congoleum's Class A Common Stock as the canceled options. The exercise price of the new options to be granted to Mr. Marcus will be equal to the fair market value as of the date of grant and will vest annually in equal installments over a five year period beginning on the first anniversary of the date of grant. The Compensation Committee considered the effect of the Congoleum option exchange on the compensation of the Company's executive officers when determining other elements of compensation.

Supplemental Benefits

   In 1996, the Compensation Committee established supplemental benefits for certain executive officers of the Company. These supplemental benefits were proposed and approved as a means of addressing the substantial inequity to the five most highly compensated executive officers of the Company created by the cap on credited compensation under the Company's qualified pension plan described below under the caption "Defined Benefit Pension Plan." Effective as of December 20, 1996, the Company entered into split-dollar life insurance agreements for the benefit of each of William M. Marcus, Richard G. Marcus and Roger S. Marcus. In 1997, the Company entered into a similar agreement for the benefit of J. Dennis Burns and in 2000, the Company entered into a similar agreement for the benefit of Howard N. Feist III. Under these contracts, the Company agreed to pay a portion of premiums due over a specified time period on certain variable life insurance policies providing life insurance protection for the family of each executive officer, subject to various terms and conditions. Although the Company is only obligated under the agreements to pay a portion of the executives' policy premiums, the Company has paid and may continue to pay the full premium under any of the policies or reimburse the executives for some or all of their portion of the premiums under one or more of their respective policies covered by the agreements. Premiums paid under the split-dollar agreements are reflected in the Summary Compensation Table set forth below under the column entitled "All Other Compensation." Under each of the split-dollar agreements, the Company is entitled to all of the net premiums paid by it upon termination of the agreement in accordance with its terms. Each life insurance policy subject to a split-dollar agreement has been assigned to the Company as collateral to secure recovery by the Company of the premiums paid by it on that policy.

Company Agreements

   No executive officer of the Company has an employment agreement with the Company.

Conclusion

   Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. In 2001, approximately 36% of the Company's executive compensation consisted of performance-based variable elements. In the case of Roger S. Marcus, approximately 44% of his 2001 compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate and individual performance, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                          COMPENSATION COMMITTEE

                                          Mark N. Kaplan, Chairman
                                          John C. Garrels III
                                          Kenneth I. Watchmaker

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee of the Board during 2001 are listed above, none of whom is or was at any time during 2001 or at any previous time an officer or employee of the Company. Mark N. Kaplan is presently Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP, a law firm used for a number of matters by the Company in 2001 and proposed to be retained in 2002. Mr. Kaplan is also a director of Congoleum Corporation.

                            EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation earned by or paid to the Company's Chairman of the Board and Chief Executive Officer and the Company's four other most highly compensated officers for services rendered to the Company and its subsidiaries in all capacities during each of the last three years. The table also identifies the principal capacity in which each of the named executives served the Company at the end of 2001.

                          SUMMARY COMPENSATION TABLE

                                               Annual             Long-Term
                                            Compensation     Compensation Awards
                                         ------------------ ------------------
                                                            Securities Securities
                                                            Underlying Underlying
                                                               ABI     Comgoleum      All Other
        Name and Principal          Year Salary($) Bonus($)  Options    Options   Compensation($)(1)
        ------------------          ---- --------- -------- ---------- ---------- ------------------
Roger S. Marcus.................... 2001  540,000  425,000                             196,800
Chairman of the Board and           2000  517,500  450,000                             196,800
Chief Executive Officer             1999  492,500  575,000                             196,400
Richard G. Marcus.................. 2001  540,000  425,000                             156,800
President and Chief Operating       2000  517,500  450,000                             156,800
Officer                             1999  492,500  575,000                             156,400
William M. Marcus.................. 2001  432,000  160,000               5,000(2)      226,800
Executive Vice President            2000  414,000  360,000                             226,800
and Treasurer                       1999  394,000  400,000                             226,400
Howard N. Feist III................ 2001  237,500   45,000    10,000                    61,800
Vice President-Finance and          2000  230,000   90,000                              61,800
Chief Financial Officer
J. Dennis Burns.................... 2001  215,000   25,000                              18,800
Vice President and General Manager, 2000  205,000  100,000                              18,800
Tape Products Division              1999  195,000   85,000                              18,400

--------
(1) The amounts disclosed in this column include:

   (a) Company contributions of $6,800 in each of 2001 and 2000 and $6,400 in 1999, under the Section 401(k) Savings Investment Plan on behalf of each individual listed;

   (b) payment by the Company of $10,000 in each of 2001, 2000, and 1999 to individual life insurance trusts for Roger S. Marcus, Richard G. Marcus and William M. Marcus; and

   (c) premiums paid by the Company in 2001, 2000 and 1999 under split-dollar insurance arrangements on behalf of Roger S. Marcus, Richard G. Marcus, William M. Marcus and J. Dennis Burns, totaling $180,000, $140,000, $210,000 and $12,000, respectively for each year. In 2001 and 2000, $55,000 was paid under these arrangements on behalf of Howard N. Feist III.

(2) Subsequent to December 31, 2001, Mr. Marcus tendered pursuant to the Congoleum Corporation's offer to exchange all options to purchase the Congoleum Corporation's Class A common stock that had been granted to him. On January 4, 2002, the Congoleum Corporation accepted and canceled those tendered options. Pursuant to the terms of Congoleum Corporation's offer to exchange, Congoleum Corporation will grant a new option to Mr. Marcus not earlier than six months and one day following the date Congoleum Corporation canceled those options tendered by him to Congoleum Corporation. Currently, Congoleum Corporation anticipates granting the new option to Mr. Marcus on or about July 5, 2002. The new option will be exercisable for the same number of shares of Congoleum Corporation's Class A common stock as the canceled options. The exercise price of the new option will be equal to the fair market value as of the date of grant as determined under the Congoleum Corporation's 1995 Stock Option Plan, as amended, and will generally vest annually in equal installments over a five year period beginning on the first anniversary of the date of grant of the new option.

                                 STOCK OPTIONS

   The table below sets forth information relating to stock option exercises in 2001 by the named executive officers of the Company and the number and value of each such officer's unexercised in-the-money options/SARs on December 31, 2001 based upon the difference between exercise price and closing price per share at fiscal year-end.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                                                            Value of Unexercised
                                                          Number of Securities                  In-the-Money
                                                         Underlying Unexercised            Options/SARs at FY-End
                                                    ------------------------------    ---------------------------------
                Company      Shares
                Granting  Acquired on     Value
     Name       Options   Exercise (#) Realized ($) Exercisable (#) Unexercisable (#) Exercisable ($) Unexercisable ($)
     ----       --------- ------------ ------------ --------------- ----------------- --------------- -----------------
Roger S.           ABI                                  122,000          10,000              0                0
Marcus......... Congoleum                               180,000(1)       20,000(1)           0                0
Richard G.         ABI                                  122,000          10,000              0                0
Marcus......... Congoleum                               180,000(1)       20,000(1)           0                0
William M.         ABI                                   89,600           8,000              0                0
Marcus......... Congoleum                                 2,000(1)        3,000(1)           0                0
Howard N.          ABI                                    4,000           6,000              0                0
Feist III...... Congoleum                                 9,000(1)        6,000(1)           0                0
J. Dennis Burns    ABI       4,000        27,200         14,800           1,200              0                0

--------
(1) Subsequent to December 31, 2001, Roger S. Marcus, Richard G. Marcus, William M. Marcus and Howard N. Feist III tendered pursuant to Congoleum's offer to exchange all options to purchase Congoleum's Class A Common Stock that had been granted to them. On January 4, 2002, Congoleum accepted and canceled those tendered options. Pursuant to the terms of Congoleum's offer to exchange, Congoleum will grant new options to Roger S. Marcus, Richard
    G. Marcus, William M. Marcus and Howard N. Feist III on or about July 5, 2002. The new options will be exercisable for the same number of shares of Congoleum's Class A Common Stock as the canceled options. The exercise price of the new options will be equal to the fair market value as of the date of grant as determined under Congoleum's 1995 Stock Option Plan, as amended, and will generally vest annually in equal installments over a five year period beginning on the first anniversary of the date of grant of the new options.

                         DEFINED BENEFIT PENSION PLAN

   In addition to the remuneration set forth above, the Company maintains a tax-qualified defined benefit pension plan (the "Pension Plan"). The following table shows for various income and service levels, the annual benefits payable under the Pension Plan, commencing at normal retirement at age 65. These benefits are presented on a five years certain and life thereafter basis and reflect any reduction for Social Security or other offset amounts that may apply.

                              PENSION PLAN TABLE

         Remuneration                 Years of Service
         ------------ ------------------------------------------------
                        15     20     25     30     35     40     45
                      ------ ------ ------ ------ ------ ------ ------
           $200,000.. 20,700 27,600 34,500 41,400 48,300 55,200 60,400
           $300,000.. 20,700 27,600 34,500 41,400 48,300 55,200 60,400
           $400,000.. 20,700 27,600 34,500 41,400 48,300 55,200 60,400
           $500,000.. 20,700 27,600 34,500 41,400 48,300 55,200 60,400

   The Pension Plan provides non-contributory benefits based upon years of service and average annual earnings for the 60 consecutive months in which the participating employee had the highest level of earnings during the 120 consecutive months preceding retirement.

   The compensation used to determine a person's benefits under the Pension Plan is such person's salary (including amounts deferred as salary reduction contributions to any applicable tax-qualified plans maintained under Sections 401(k) or 125 of the Code). The Internal Revenue Service has limited the maximum compensation for benefit purposes to $170,000 in 2001. Salary amounts listed in the Summary Compensation Table are items of compensation covered by the Pension Plan.

   The table below sets forth certain information relating to the Pension Plan with respect to the five most highly compensated executive officers of the Company.

                                  2001 Remuneration Credited Years
              Name                 Covered by Plan    of Service
              ----                ----------------- --------------
              Roger S. Marcus....     $170,000            34
              Richard G. Marcus..      170,000            31
              William M. Marcus..      170,000            41
              Howard N. Feist III      170,000            20
              J. Dennis Burns....      170,000            17

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   During 2001, the Company retained the services of the law firm Skadden, Arps, Slate, Meagher & Flom LLP for a variety of legal matters. The Company has retained Skadden, Arps, Slate, Meagher & Flom LLP during 2002 and proposes to retain that firm at times during the remainder of 2002. Mr. Kaplan is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP.

                        CHANGE OF CONTROL ARRANGEMENTS

   Under the terms of the Company's 1993 Stock Award and Incentive Plan, as amended and restated as of March 4, 1997 (the "1993 Plan"), all outstanding awards granted under that plan that were not previously exercisable and vested will become fully vested and exercisable if: (i) any person (other than an exempt person (as defined in the succeeding sentence)) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of that two-year period constitute the entire Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction of the type referred to in clauses (i), (iii) or (iv) of this paragraph) whose election to the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of that two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) the Company's stockholders approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the Company's voting securities outstanding immediately prior to the consummation of that transaction representing 50% or more of the combined voting power of the surviving or parent entity outstanding immediately after the merger or consummation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than an exempt person) acquires 50% or more of the combined voting power of the Company's then outstanding voting securities; or (iv) the Company's stockholders approve a plan of complete liquidation of the Company or an agreement for the sale of all, or substantially all of, the Company's assets (or any transaction having a similar effect). For purposes of the 1993 Plan, an "exempt person" means (a) the Company, (b) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) any corporation owned, directly or indirectly, by the Company's stockholders in substantially the same proportions as their ownership of the Company, or (d) any person or group of person who, immediately prior to the adoption of the 1993 Plan owned more than 50% of the combined voting power of the Company's then outstanding voting securities.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN

   The graph that follows compares the cumulative total stockholder return of the Common Stock to the cumulative returns of the American Stock Exchange Market Value Index and a Peer Group Index which includes companies in Standard Industrial Classification (SIC) code number 3089--Plastic Products, N.E.C.



                                    [CHART]

              COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
                    COMPANIES, PEER GROUPS, INDUSTRY INDEXES
                              AND/OR BROAD MARKETS


       AMERICAN     AMEX MARKET    PLASTICS
       BILTRITE       INDEX      PRODUCTS, NEC
        ------        ------        ------
1996    100.00        100.00        100.00
1997    109.79        120.33        122.66
1998     95.42        118.69        121.98
1999     68.13        147.98        117.78
2000     70.64        146.16         78.24
2001     72.76        139.43         92.89

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2002. Fees billed by Ernst & Young LLP for 2001 are as follows:

  Audit Fees

   The aggregate fees and expenses billed by Ernst & Young LLP for professional services rendered for the audit of the financial statements of the Company for 2001 and the reviews of the Company's quarterly financial statements included in the Company's Forms 10-Q for 2001 were $610,700.

  Financial Information Systems Design and Implementation Fees

   There were no fees billed by Ernst & Young LLP for services related to financial information systems design and implementation rendered to the Company during 2001.

  All Other Fees

   The aggregate fees billed by Ernst & Young LLP for all other services rendered to the Company other than those mentioned above were $230,000 which related to audits of the Company's retirement plans as well as consultation related to tax planning and compliance.

   The Company's Audit Committee has considered whether the provision of the non-audit services provided by Ernst & Young LLP to the Company is compatible with maintaining Ernst & Young's independence and concluded that it is.

   Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the year 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices by December 11, 2002. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company's principal executive offices by February 24, 2003.

                                 OTHER MATTERS

   Management of the Company has no knowledge of any other matters which may come before the Meeting and does not itself intend to present any such other matters. However, if any such other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Henry W. Winkleman
                                          Secretary

Wellesley Hills, Massachusetts
April 5, 2002

[X] PLEASE MARK VOTES            REVOCABLE PROXY
    AS IN THIS EXAMPLE        AMERICAN BILTRITE INC.

          ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2002                   1. ELECTION OF CLASS III                With-       For All
  This proxy is solicited on behalf of the Board of Directors             DIRECTORS (except as        For      hold        Except
                                                                          marked to the contrary      [ ]      [ ]           [ ]
     The undersigned hereby appoints Roger S. Marcus, Richard G.          below):
Marcus and William M. Marcus and each of them, as attorneys and
proxies, with full power of substitution, to represent and to             Nominees: Mark N. Kaplan          Natalie S. Marcus
vote, as designated below, at the Annual Meeting of Stockholders                    William M. Marcus       Kenneth I. Watchmaker
of American Biltrite Inc. (the "Company") to be held at the
FleetBoston Financial Corporation, America Room, 2nd Floor, 100
Federal Street, Boston, Massachusetts on Wednesday, May 8, 2002,        INSTRUCTION: To withhold authority to vote for any
at 9:00 A.M., local time, and at any adjournment thereof, all           individual nominee, mark "For All Except" and write
shares of Common Stock of the Company which the undersigned could       that nominee's name in the space provided below.
vote if present in such manner as such proxies may determine on         ------------------------------------------------------------
any matters which may properly come before the meeting and to
vote on the following as specified hereon.                              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                                                                        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
                                                                        MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF
                                                                        NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE
                                                                        PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED
                                                                        TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
                                                                        THE MEETING.

                                                                           Note: Signature(s) should agree with name(s) as printed
                                                                        hereon. All joint owners and fiduciaries should sign. When signing as attorney, executor, administrator, trustee,
                                                                        guardian or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office of authority. If a partner,
                                                                        sign in partnership name by authorized person.


           Please be sure to sign and              -------------------
       date this Proxy in the box below.            Date

 ---------------------------------------------------------------------




 ------ Stockholder sign above ------ Co-holder (if any) sign above---

--------------------------------------------------------------------------------
                    Detach above card, sign, date and mail in
                        postage-paid envelope provided.


                             AMERICAN BILTRITE INC.
 ------------------------------------------------------------------------------
                 PLEASE FILL IN DATE, SIGN AND MAIL THIS PROXY IN
                      THE ENCLOSED POST-PAID RETURN ENVELOPE
 ------------------------------------------------------------------------------
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------